UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2010

AsiaInfo-Linkage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

+8610 8216 6688

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2010, AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”), entered into an Executive Employment Agreement, an Employment Contract, and a Confidentiality and Non-Competition Agreement with its President and Chief Executive Officer, Mr. Steve Zhang (collectively, the “Employment Agreements”). Pursuant to the Employment Agreements, Mr. Zhang will continue to serve as the Chief Executive Officer of the Company for a three-year term, which will be automatically extended for an additional three years unless either the Company or Mr. Zhang provides the other party with 90 days prior written notice that the term will not be so extended. Mr. Zhang will receive an annual base salary in an amount determined by the Company’s Board of Directors (the “Board”), which may be increased (but not decreased) as may be determined annually by the Compensation Committee of the Board in its sole discretion. Mr. Zhang will be eligible for an annual bonus in an amount determined by the Board, will be eligible to participate in all long-term equity incentive plans and programs available to senior executives of the Company, and will be entitled to participate in medical insurance and pension and welfare benefit plans, programs and arrangements generally available to the Company’s other senior executives. Mr. Zhang will receive an annual housing entitlement of $24,000, an annual home visit allowance of $10,000, and annual education reimbursement for his children’s education through secondary school. Upon a change of control, regardless of whether Mr. Zhang is terminated, he will be entitled to immediate vesting of 100% of any outstanding unvested incentive equity interests.

If the Company terminates the employment of Mr. Zhang for any reason (other than death or disability), Mr. Zhang will be entitled to receive:

•	accrued employee benefits and one year of continued medical benefits;

•	the prorated amount of his annual bonus for the prior year;

•	an amount equal to 18 months of Mr. Zhang’s base salary and annual bonus for the previously completed fiscal year;

•	one year of continued education reimbursement and housing entitlement; and

•	immediate vesting of 100% of any outstanding unvested incentive equity interests held by Mr. Zhang.

If Mr. Zhang resigns for good reason, Mr. Zhang shall be entitled to receive all of the termination benefits listed above, except that he will receive an amount equal to six months of his base salary for the year in which he resigns and immediate vesting of 50% of any outstanding unvested incentive equity interests. If the Company terminates the employment of Mr. Zhang or he resigns within one year after a change of control, Mr. Zhang will receive all of the termination benefits listed above, except that he will receive an amount equal to 2.99 times his base salary and annual bonus for the previously completed fiscal year.

The foregoing description of the Employment Agreements do not purport to be complete and are qualified in their entirety by reference to the Employment Agreements, which are attached hereto as Exhibit 10.29, 10.30 and 10.31 and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 1, 2010, pursuant to the Business Combination Agreement dated December 4, 2009, as supplemented on June 5, 2010 by the Supplemental Agreement, by and among the Company, Linkage Technologies International Holdings Limited (“Linkage”), certain shareholders of Linkage, and Libin Sun as agent for the shareholders of Linkage (collectively, the “Combination Agreement”), the Company amended its Certificate of Incorporation to change the Company’s corporate name to “AsiaInfo-Linkage, Inc.” The foregoing description of the amendment is qualified in its entirety by the actual terms of the amendment, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No	Description

3.1	Certificate of Amendment to Certificate of Incorporation of AsiaInfo Holdings, Inc. dated July 1, 2010

10.29*	Executive Employment Agreement by and between AsiaInfo Holdings, Inc. and Steve Zhang dated July 1, 2010

10.30*	Employment Contract by and between AsiaInfo Technologies (China) Inc. and Steve Zhang dated July 1, 2010

10.31*	Confidentiality and Non-Competition Agreement by and between AsiaInfo Technologies (China), Inc. and Steve Zhang dated July 1, 2010 (English Translation)

*	Management contract, or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: July 6, 2010	By:	/s/ WEI LI
	Name:	Wei Li
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No	Description

3.1	Certificate of Amendment to Certificate of Incorporation of AsiaInfo Holdings, Inc. dated July 1, 2010

10.29*	Executive Employment Agreement by and between AsiaInfo Holdings, Inc. and Steve Zhang dated July 1, 2010

10.30*	Employment Contract by and between AsiaInfo Technologies (China) Inc. and Steve Zhang dated July 1, 2010

10.31*	Confidentiality and Non-Competition Agreement by and between AsiaInfo Technologies (China), Inc. and Steve Zhang dated July 1, 2010 (English Translation)

*	Management contract, or compensatory plan or arrangement.